Exhibit 99.1

A Message from President Robert Isom	Thursday, March 19, 2020

The latest on our coronavirus response

To All American Airlines Team Members:

In recent days, we have seen unprecedented declines in future bookings and customer demand. The American Airlines team has conquered the new challenges each day brings with characteristic grace and professionalism. For everything each of you is doing to lead through these uncharted waters by serving customers or serving those who do, thank you.

Your safety is foremost, and we will continue to stress the Centers for Disease Control and Prevention (CDC) recommendations throughout our locations. I am proud of the way our team has pulled together to continue providing essential air service, take care of our customers and each other, and prepare American for the new reality.

This is a crisis unlike any we’ve faced in the past. Together, we will continue to be aggressive on all fronts so that we ensure American’s future is intact. With that in mind, here are the most recent steps we’ve taken to swiftly address this constantly changing situation.

Network
We continue to significantly reduce our schedule in response to government restrictions on travel and consumer demand. All long-haul international flying has been pulled down with the exception of London Heathrow (which we are operating 1x daily from DFW and MIA) and Tokyo Narita (which we are operating 3x per week from DFW). We have reduced international flying by 75% and our domestic schedule by 30% in April, with plans to reduce it even further in May. In all, we have reduced our April schedule by more than 55,000 flights and will be parking approximately 130 of our widebody aircraft and 320 of our narrowbody planes.

While these steps are unparalleled in our history, we expect demand to fall even more before it gets better. More network reductions are being worked in real-time as we see bookings decline. As our May and beyond schedule is solidified, we will communicate these changes as quickly as possible.

Team
With minimal operations, we need a smaller staff. Our goal is to adjust our staffing needs in a way that gives team members flexibility while ensuring that we can bring back people as quickly as possible as demand returns. Working with our unions, we have offered voluntary leaves to most team members. We are also offering an early out so team members with 15 years at the company who are ready to leave can keep their medical care at active employee rates. More information on those can be found on Jetnet.

We have enacted voluntary leave opportunities for some management and support staff team members and will be expanding those opportunities to more of our team soon.

Lastly, in addition to the hiring and pay freezes we announced last week, we have made the tough decision to discontinue the current new hire flight attendant classes that were in progress. We will provide those trainees a first-in opportunity when demand returns.

Liquidity
Cash conservation and liquidity while revenues are depressed are key. Each of us can do our part to preserve and protect our finances. From conserving fuel to not wasting resources to changing how we operate, every dollar matters. Yesterday, we secured a $1 billion loan to strengthen our balance sheet, which means our company now has approximately $8.4 billion of total available liquidity. We will continue to look at ways to ensure we’re in the best financial shape possible.

That includes engaging in conversations with the U.S. government about the need for financial assistance to protect the U.S. airline industry, its team members and the vital role aviation plays in the global economy. The government is solidly behind American and our industry, and we are grateful. To that end, Doug remains in Washington, D.C., along with other airline CEOs, making the case for an aid package. Team member needs and our future are at the forefront of his motivation as he does this work, and more information will be coming soon.

We are in the fight of our lives, and we will win. Now is the time to come together and rally against a common enemy. The spread of COVID-19 stops with all of us following CDC guidelines, practicing social distancing and educating ourselves with facts. Likewise, our future starts with all of us providing essential air service to keep our country moving, taking care of each other and our customers, and building for a brighter day. Thank you for your incredible spirits and courage as we all fight for our future.